Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Karyopharm Therapeutics Inc. of our report dated March 21, 2014, relating to the consolidated statement of operations, comprehensive loss, convertible preferred stock and stockholders’ equity (deficit), and cash flows of Karyopharm Therapeutics, Inc. for the year ended December 31, 2013, appearing in the Annual Report on Form 10-K of Karyopharm Therapeutics, Inc. for the year ended December 31, 2015.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Boston, Massachusetts

November 7, 2016